Exhibit 10.2

2004 ICG Performance Plan

Summary

Weighting
Goal

Quantitative Goals

Individual Partner Company Performance :
- Revenue performance [* * *]	27%
- Net Earnings performance [* * *]	18%

(Weight according to NAV of PCO relative to total/ Exclude positive/negative one-time contributors to Net Earnings)

Repay/Refinance Convertible Note Balance	20%

Corporate Liquidity performance	15%
[* * *]

Qualitative Goals	10%

- Performance/competency of partner company executives
- Reaction to unforeseen market/business conditions
- Budget performance
- Shareholder returns
- Emerging company performance

Long-term strategic plan	10%

[* * *]  Confidential treatment requested